Exhibit 10.2

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Severance Agreement”) is entered into as of October 1, 2014, by and between Realty Income Corporation (the “Company”), and Gary M. Malino (hereinafter “Employee”).

IN CONSIDERATION of the severance compensation as herein provided, to which Employee is not otherwise entitled, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as its past and present directors, officers, employees, shareholders, agents, successors and assigns (collectively, “Released Parties”), from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected to the transactions or occurrences between Employee and the Released Parties to date, to the fullest extent permitted by applicable law.  This release includes, but is not limited to, any losses, liabilities, claims, demands, causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way related to Employee’s employment with the Company, or the termination of Employee’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, all as amended, and all claims for attorneys’ fees, costs and expenses.  However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any challenge made by Employee to the validity of his release of claims under the Age Discrimination in Employment Act, or any other claims of Employee that cannot, by statute, lawfully be waived by this Severance Agreement.

IN FURTHER CONSIDERATION THEREOF, Employee hereby waives all rights he may have to any personal relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement, before any federal, state, or local administrative agency against the Released Parties, except as such waiver is prohibited by statutory provision.  Employee further waives all rights to file or join in any action before any federal, state, or local court against the Released Parties for any events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement.  Employee also acknowledges that he does not have any current charge or claim against the Released Parties pending before any local, state or federal agency regarding his employment.  Except as prohibited by statutory provision, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Severance Agreement, and Employee shall reimburse the Company for the costs, including reasonable attorneys’ fees, of defending any such action.  The attorneys’ fee provision in the previous sentence shall not apply to any action by Employee to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

As consideration for entering into this Severance Agreement, Employee shall receive the following severance compensation payable in accordance with the terms of Paragraph 10 of that certain Employment Agreement between the parties dated as of January 1, 2014:

a)                                  The total gross sum of one million one hundred sixty thousand dollars ($1,160,000), payable in a lump sum, and subject to applicable withholdings;

b)                                  Group medical insurance paid for by the Company through reimbursement of COBRA premiums for Employee and his dependents (if currently covered) through September 30, 2015, or until Employee becomes covered under another group medical insurance plan, whichever occurs first.  Employee shall immediately notify the Company upon becoming eligible for coverage under another group medical insurance plan; and

c)                                   All outstanding unvested Company restricted stock awards held by Employee as of the termination date shall thereupon vest in full.

In addition, the Company may, in its sole and absolute discretion, determine to award Employee an annual cash bonus with respect to the Company’s 2014 fiscal year.  Employee acknowledges and agrees that nothing contained herein confers on him any right to an annual bonus, and that whether the Company pays him an annual bonus and the amount of any such annual bonus shall be determined by the Company in its sole and absolute discretion.

Except as set forth in this Severance Agreement, the Amended and Restated Indemnification Agreement dated May 3, 2011, and any equity-based award agreement between Employee and the Company, or as otherwise mandated by applicable law, Employee shall not be entitled to any benefits as an employee or former employee of the Company.

As a condition of the foregoing payments and benefits, Employee agrees to preserve the confidentiality of all trade secrets and other confidential information of the Released Parties, and will not now or in the future disrupt, damage, impair or interfere with the business of the Released Parties, whether by way of using or disclosing the Released Parties’ trade secrets and confidential information to compete against them, interfering with or raiding their employees, or otherwise unlawfully disrupting their relationships with customers, agents, representatives or vendors.  Employee agrees to comply, in all respects, with the on-going confidentiality provisions contained in Paragraph 12 of the Employment Agreement between the parties.

Employee agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of responsibilities of Employee to other employees of the Company, particularly including pending matters of which Employee has the principal knowledge and background information.  In this regard, Employee agrees to respond in a timely fashion to the questions which may be presented occasionally by the Company.  Such cooperation and responses shall not entitle Employee to any additional compensation beyond the severance compensation specified herein above, so long as such cooperation and responses do not unreasonably interfere with Employee’s other gainful employment or efforts to secure gainful employment.

By signing this Severance Agreement, Employee represents, warrants and agrees as follows:

(1)                             Employee has carefully read this Severance Agreement and understands all of its respective terms.

(2)                             Employee does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code Section 1542, which provides and reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee does certify that he has read all of this Severance Agreement and the quoted Civil Code Section, and that he fully understands all of the same, and that he has been given the opportunity, if he desires, to review the terms of this Severance Agreement and with counsel of his choosing.

(3)                             Employee expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to him and that this Severance Agreement and any equity-based award agreements between Employee and the Company contain the entire agreement between the parties concerning the subject matter of this Severance Agreement and supersede all prior negotiations, discussions or agreements relating to the subject matter of this Severance Agreement; provided, however, that the Employment Agreement between the parties is incorporated and made a part of this Severance Agreement and remains in full force and effect.

(4)                             Employee agrees that this Severance Agreement may be pled as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by Employee in breach hereof.  Employee further agrees that in the event an action or proceeding is instituted by Employee or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees.  This attorneys’ fee provision shall not apply to an action brought by Employee to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

(5)                             The parties agree that this Severance Agreement shall bind Employee, his heirs, successors, agents, representatives and assigns, and each of them, and shall inure to the benefit of the successors and assigns of the respective parties hereto.

(6)                             Employee has signed this Severance Agreement knowingly and voluntarily, and no promises or representations have been made to him to induce him to sign this Severance Agreement.

(7)                             If Employee is under age 40 as of the date he signs this Severance Agreement, he understands that the acceptance procedures of this Paragraph 7 apply to him.  Employee understands that he may take up to twenty-one (21) days to sign this Severance Agreement and the Severance Agreement shall be effective immediately upon the date of his signature (“Effective Date”).

(8)                             If Employee is age 40 or over as of the date he signs this Severance Agreement, he understands that the acceptance procedures of this Paragraph 8 apply to him.  Employee acknowledges and agrees that:  a) he has been advised to consult with an attorney before executing this Severance Agreement; b) he has been given at least twenty-one (21) days to consider and sign this Severance Agreement; c) Employee may revoke his acceptance of this Severance Agreement within seven (7) days after he signs it by delivering a written revocation to the Chief Executive Officer so that such written revocation is received by no later than the seventh day; d) this Severance Agreement shall not be binding and enforceable until the eighth day after Employee signs this Severance Agreement without revoking it (“Effective Date”); and e) this Severance Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after execution of this Severance Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement and General Release as of the date first above written.

	REALTY INCOME CORPORATION	EMPLOYEE

By:	/s/ Michael R. Pfeiffer	/s/	Gary M. Malino

Title:	Executive Vice President, General	Gary M. Malino

Counsel and Secretary